UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                             Riviera Holdings Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    769627100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Andrew J. Perel
                        Cadwalader, Wickersham & Taft LLP
                           One World Financial Center
                            New York, New York 10281
                                 (212) 504-6656
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  May 18, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g),
check the following box |_|.

      Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The Information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Flag Luxury Riv, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 200,000
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      0
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                200,000
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          200,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Flag Luxury Properties, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      200,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                200,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          200,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        MJX Flag Associates, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      200,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                200,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          200,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Flag Leisure Group, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      200,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                200,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          200,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Sillerman Real Estate Ventures, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      200,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                200,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          200,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Robert Sillerman
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      200,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                200,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          200,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Paul Kanavos
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      200,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                200,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          200,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        RH1, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      200,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                200,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          200,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        ONIROT Living Trust Dated 6/20/2000
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      200,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                200,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          200,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Brett Torino
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      200,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                200,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          200,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Rivacq LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 300,000
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      0
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        SOF U.S. Hotel Co-Invest Holdings, L.L.C.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        SOF-VII U.S. Hotel Holdings, L.L.C.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        I-1/I-2 U.S. Holdings, L.L.C.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Starwood Global Opportunity Fund VII-A, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          PN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Starwood Global Opportunity Fund VII-B, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          PN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Starwood US Opportunity Fund VII-D, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          PN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Starwood US Opportunity Fund VII-D-2, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          PN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Starwood Capital Hospitality Fund I-1, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          PN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Starwood Capital Hospitality Fund I-2, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          PN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        SOF-VII Management, L.L.C.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        SCG Hotel Management, L.L.C.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Starwood Capital Group Global, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Connecticut
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Barry S. Sternlicht
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 123,200
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                123,200
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          423,200
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        High Desert Gaming, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 300,000
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      0
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        LAMB Partners
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Illinois
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 300,000
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      0
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        LAMB, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 300,000
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      0
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        ISLE Investors, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 75,300
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      0
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                75,300
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          75,300
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Greg Carlin
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      375,300
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                375,300
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          375,300
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Neil Bluhm
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

      This Amendment No. 4 amends and supplements the statement on Schedule 13D (the "Statement") originally filed with the Securities and Exchange Commission on December 28, 2005, and amended by Amendment No. 1 on March 3, 2006, Amendment No. 2 on March 23, 2006 and Amendment No. 3 on April 7, 2006, by Flag Luxury Riv, LLC; Flag Luxury Properties, LLC; MJX Flag Associates, LLC; Flag Leisure Group, LLC; Sillerman Real Estate Ventures, LLC; Robert Sillerman; Paul Kanavos; RH1, LLC; ONIROT Living Trust dated 6/20/2000; Brett Torino; Rivacq LLC; SOF U.S. Hotel Co-Invest Holdings, L.L.C.; SOF-VII US Hotel Holdings, L.L.C.; I-1/I-2 U.S. Holdings, L.L.C.; Starwood Global Opportunity Fund VII-A, L.P.; Starwood Global Opportunity Fund VII-B, L.P.; Starwood U.S. Opportunity Fund VII-D, L.P.; Starwood U.S. Opportunity Fund VII-D-2, L.P.; Starwood Capital Hospitality Fund I-1, L.P.; Starwood Capital Hospitality Fund I-2, L.P.; SOF-VII Management, L.L.C.; SCG Hotel Management, L.L.C.; Starwood Capital Group Global, LLC; Barry S. Sternlicht; High Desert Gaming, LLC; LAMB Partners; LAMB, LLC; ISLE Investors, LLC; Greg Carlin; Neil Bluhm; with respect to the common stock, par value $0.001 per share, of Riviera Holdings Corp., a Nevada corporation. Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Statement. From and after the date hereof, all references in the Statement to the Statement or terms of similar import shall be deemed to refer to the Statement as amended and supplemented hereby.

      The Reporting Persons have entered into an Amended and Restated Joint Filing Agreement dated April 5, 2006, a copy of which was filed as Exhibit 10.4 to the Statement, and which is incorporated herein by reference. Neither the fact of this filing nor anything contained herein shall be deemed an admission by the Reporting Persons that they constitute a "group" as such term is used in
Section 13(d)(1)(k) of the rules and regulations under the Securities Exchange Act of 1934, as amended.

ITEM 1. SECURITY AND ISSUER

      Response unchanged.

ITEM 2. IDENTITY AND BACKGROUND

      Response unchanged.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

      Response unchanged.

ITEM 4. PURPOSE OF TRANSACTION

      Response unchanged.

ITEM 5. INTEREST IN SECURITIES OF THE COMPANY

      Response unchanged.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE COMPANY.

      Item 6 is hereby supplemented as follows:

      7. On May 18, 2006, FLR, HDG, RH1, and Starwood Capital Group accepted a Commitment Letter (the "Commitment Letter") from Column Financial, Inc. (the "Lender"), a wholly owned subsidiary of Credit Suisse, wherein, among other things, the Lender agreed to provide financing to FLR, HDG, RH1 and Starwood Capital Group (collectively, the "Sponsors") aggregating up to $350 million in connection with the proposed acquisition of the Company. A copy of the Commitment Letter is attached as Exhibit 10.7 hereto and incorporated herein by reference.

      The terms of the financing facility are as follows:

      o The total financing facility will not exceed $350 million and may consist of both a mortgage loan and a mezzanine loan.

      o The Lender's commitment to provide the financing facility has an initial term of six months. Parent may extend the term of the commitment for nine one-month periods upon written notice to the Lender and payment of 12.5 basis points for each month that the commitment is extended.

      o Upon acceptance of the commitment, Parent will pay the Lender a commitment fee equal to .375% of the aggregate principal amount of the loan (i.e. $1,312,500) in consideration, among other things, of the issuance of the commitment. Upon the sooner to occur of (x) approval of the Merger by the Stockholders or (y) the date which is 90 days from the date of the Commitment Letter, Parent will pay to the Lender a fee equal to .375% (i.e. $1,312,500) of the aggregate principal amount of the loan. Such commitment fee, less expenses, will be refunded if (i) Parent has not breached its obligations under the commitment and (ii) the Lender fails to close and fund the loan in accordance with the terms of the commitment.

      o The Lender will be entitled to terminate the commitment upon the occurrence of certain events including, among others, (i) any material adverse change affecting the Merger, the Company, the property of the Company or the capital markets, or (ii) the filing of a petition of bankruptcy, insolvency or reorganization by or against Parent, its stockholders or certain of their affiliates.

      o Parent will pay the Lender (i) a non-refundable 1.25% origination fee upon funding of the loan and (ii) reimbursement for all reasonable and customary costs and expenses.

      o The mortgage loan will be secured by, among other things, (i) a perfected first mortgage on the fee simple interest in the real property comprising the Riviera Hotel and Casino in Las Vegas, Nevada, (ii) an assignment of all related leases, rents, casino revenues and cash on hand, deposits, income and profits, and (iii) an assignment or a perfected security interest in all other contracts, agreements, and personal property relating to the Riviera Hotel and Casino. Any mezzanine loan will be secured by a pledge of the equity interests of Parent.

      o Both the commitment and consummation of the loan will be subject to certain conditions precedent, including, among other things, (i) satisfactory completion of due diligence investigations, (ii) execution and delivery of definitive documentation relating to the loan, (iii) first-priority liens and security interests in the property (free and clear of all liens), (iv) accuracy of representations and warranties, (v) payment of fees and expenses, (vi) obtaining of satisfactory insurance, (vii) no material adverse change, (viii) receipt of legal opinions, (ix) satisfaction of all conditions to the merger,
(x) governmental and applicable third party consents, and (xi) the non-occurrence of any event of default.

      o The stockholders of Parent or their affiliates will execute a several guaranty and indemnity with respect to the recourse obligations of Parent. The relative obligations of the guarantors will be in accordance with their direct and indirect equity interests in Parent, and the guaranty will be limited to $35 million.

      A copy of the Commitment Letter is filed herewith as Exhibit 10.7 and incorporated herein by reference. The foregoing and subsequent references to, and descriptions of, the Commitment Letter are qualified in their entirety by reference to the Commitment Letter, the terms of which are incorporated herein by reference to Exhibit 10.7 hereto.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

      Item 7 is hereby supplemented as follows:

      10.7 Commitment Letter, dated May 18, 2006, among Column Financial, Inc., Flag Luxury Riv, LLC, High Desert Gaming, LLC, RH1, LLC, and Starwood Capital Group.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                 Flag Luxury Riv, LLC

                                 By:   /s/  Paul Kanavos
                                       ------------------------------
                                 Name: Paul Kanavos
                                 Title: President


                                 Flag Luxury Properties, LLC

                                 By:   /s/  Paul Kanavos
                                       ------------------------------
                                 Name: Paul Kanavos
                                 Title: President


                                 MJX Flag Associates, LLC

                                 By:   /s/  Robert Sillerman
                                       ------------------------------
                                 Name: Member
                                 Title: Robert Sillerman


                                 Flag Leisure Group, LLC

                                 By:   /s/  Paul Kanavos
                                       ------------------------------
                                 Name: Paul Kanavos
                                 Title: President


                                 Sillerman Real Estate Ventures, LLC

                                 By:   /s/  Robert Sillerman
                                       ------------------------------
                                 Name: Robert Sillerman
                                 Title: Member


                                 Robert Sillerman

                                 /s/  Robert Sillerman
                                 ------------------------------


                                 Paul Kanavos

                                 /s/  Paul Kanavos
                                 ------------------------------


                                 RH1, LLC

                                 By: ONIROT Living Trust dated
                                    06/20/2000
                                    Its sole member

                                    By: /s/ Brett Torino
                                       ------------------------
                                    Name: Brett Torino
                                    Title: Trustee


                                 ONIROT Living Trust dated 06/20/2000

                                 By: /s/ Brett Torino
                                    ---------------------------
                                 Name: Brett Torino
                                 Title: Trustee


                                 Brett Torino

                                 /s/  Brett Torino
                                 ------------------------


                                 Rivacq LLC

                                 By: SOF U.S. Hotel Co-Invest Holdings, L.L.C.
                                     -----------------------------------------

                                    By: SOF-VII U.S. Hotel Holdings, L.L.C.
                                        -----------------------------------

                                       By:   /s/  Barry S. Sternlicht
                                         ------------------------------------
                                       Name: Barry S. Sternlicht
                                       Title: Chief Executive Officer


                                    By: I-1/I-2 U.S. Holdings, L.L.C.
                                        -----------------------------------

                                       By:   /s/  Barry S. Sternlicht
                                         ------------------------------------
                                       Name: Barry S. Sternlicht
                                       Title: Chief Executive Officer


                                 SOF U.S. Hotel Co-Invest Holdings, L.L.C.

                                 By: SOF-VII U.S. Hotel Holdings, L.L.C.
                                     -----------------------------------

                                    By:   /s/  Barry S. Sternlicht
                                       ---------------------------------
                                    Name: Barry S. Sternlicht
                                    Title: Chief Executive Officer


                                 By: I-1/I-2 U.S. Holdings, L.L.C.
                                     --------------------------------

                                 By:   /s/  Barry S. Sternlicht
                                       ---------------------------------
                                 Name: Barry S. Sternlicht
                                 Title: Chief Executive Officer


                                 SOF-VII U.S. Hotel Holdings, L.L.C.

                                 By:   /s/  Barry S. Sternlicht
                                       ------------------------------------
                                 Name: Barry S. Sternlicht
                                 Title: Chief Executive Officer


                                 I-1/I-2 U.S. Holdings, L.L.C.

                                 By:   /s/  Barry S. Sternlicht
                                       ------------------------------------
                                 Name: Barry S. Sternlicht
                                 Title: Chief Executive Officer


                                 Starwood Global Opportunity Fund VII-A, L.P.

                                 By:   SOF-VII Management, L.L.C.
                                     Its general partner

                                     By: Starwood Capital Group Global, L.L.C.
                                     -----------------------------------------
                                     Its General manager

                                      By: /s/  Barry S. Sternlicht
                                         ------------------------------
                                       Name: Barry S. Sternlicht
                                       Title: Chief Executive Officer


                                 Starwood Global Opportunity Fund VII-B, L.P.

                                 By:   SOF-VII Management, L.L.C.
                                     --------------------------------
                                     Its general partner

                                     By: Starwood Capital Group Global, L.L.C.
                                     -----------------------------------------
                                     Its General manager

                                      By: /s/  Barry S. Sternlicht
                                         ------------------------------
                                      Name: Barry S. Sternlicht
                                      Title: Chief Executive Officer


                                 Starwood U.S. Opportunity Fund VII-D, L.P.

                                 By:   SOF-VII Management, L.L.C.
                                     --------------------------------
                                     Its general partner

                                 By: Starwood Capital Group Global, L.L.C.
                                     -------------------------------------
                                     Its General manager

                                         By: /s/  Barry S. Sternlicht
                                            ------------------------------
                                         Name: Barry S. Sternlicht
                                         Title: Chief Executive Officer


                                 Starwood U.S. Opportunity Fund VII-D-2, L.P.

                                 By:   SOF-VII Management, L.L.C.
                                       ------------------------------------
                                       Its general partner

                                       By: Starwood Capital Group Global, L.L.C.
                                           -------------------------------------
                                           Its General manager

                                           By: /s/  Barry S. Sternlicht
                                           -------------------------------------
                                           Name: Barry S. Sternlicht
                                           Title: Chief Executive Officer


                                 Starwood Capital Hospitality Fund I-1, L.P.

                                 By:   SCG Hotel Management, L.L.C.
                                       ------------------------------------
                                       Its general partner

                                       By: Starwood Capital Group Global, L.L.C.
                                           -------------------------------------
                                       Its General manager

                                           By: /s/  Barry S. Sternlicht
                                              ----------------------------------
                                              Name: Barry S. Sternlicht
                                              Title: Chief Executive Officer


                                 Starwood Capital Hospitality Fund I-2, L.P.

                                 By:   SCG Hotel Management, L.L.C.
                                       ------------------------------------
                                       Its general partner

                                       By: Starwood Capital Group Global, L.L.C.
                                           -------------------------------------
                                       Its General manager

                                           By: /s/  Barry S. Sternlicht
                                              ----------------------------------
                                              Name: Barry S. Sternlicht
                                              Title: Chief Executive Officer


                                 SOF-VII Management, L.L.C.

                                 By: Starwood Capital Group Global, L.L.C.
                                     -------------------------------------------
                                     Its General manager

                                     By: /s/  Barry S. Sternlicht
                                        ----------------------------------------
                                     Name: Barry S. Sternlicht
                                     Title: Chief Executive Officer

                                 SCG Hotel Management, L.L.C.

                                 By: Starwood Capital Group Global, L.L.C.
                                     -------------------------------------
                                     Its General manager

                                        By: /s/  Barry S. Sternlicht
                                           -------------------------------------
                                        Name: Barry S. Sternlicht
                                        Title: Chief Executive Officer


                                 Starwood Capital Group Global, LLC

                                 By: /s/  Barry S. Sternlicht
                                     -------------------------------------------
                                 Name: Barry S. Sternlicht
                                 Title: Chief Executive Officer


                                 Barry S. Sternlicht

                                 /s/  Barry S. Sternlicht
                                 -------------------------------------


                                 High Desert Gaming, LLC

                                 By:   /s/  Greg Carlin
                                       -------------------------------
                                 Name: Greg Carlin
                                 Title: Manager


                                 LAMB Partners

                                 By:   LAMB, LLC
                                       -------------------------------
                                       Its managing partner

                                       By:   /s/  Neil Bluhm
                                            --------------------------
                                       Name: Neil Bluhm
                                       Title: Managing Member

                                 LAMB, LLC

                                 By:   /s/  Neil Bluhm
                                       -------------------------------
                                 Name: Neil Bluhm
                                 Title: Managing Member


                                 ISLE Investors, LLC

                                 By:   /s/  Greg Carlin
                                       -------------------------------
                                 Name: Greg Carlin
                                 Title: Manager

                                 Greg Carlin

                                 /s/  Greg Carlin
                                 ---------------------------


                                 Neil Bluhm

                                 /s/  Neil Bluhm
                                 ---------------------------


Dated: May 22, 2006